Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of FB Financial Corporation (the “Company”) of our report dated March 14, 2025 relating to the consolidated financial statements of Southern States Bancshares, Inc., which appear in the Annual Report on Form 10-K, of Southern States Bancshares, Inc. for the year ended December 31, 2024, and is included in the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on July 8, 2025, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Mauldin & Jenkins, LLC

Birmingham, Alabama

November 13, 2025